PROSPECTUS
                                                     REGISTRATION NOS: 333-63613
                                                                    333-63613-01
                                                FILED PURSUANT TO RULE 424(b)(1)

                         2,800,000 PREFERRED SECURITIES
                                NVP CAPITAL III

                    7 3/4% TRUST ISSUED PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY

                              NEVADA POWER COMPANY
                                  ------------

    The 7 3/4% Trust Issued Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of NVP Capital III, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Nevada Power Company, a Nevada corporation (the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of the Company's 7 3/4% Junior Subordinated Deferrable Interest Debentures due 2038 (the "Subordinated Debentures"). Upon an event of a default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.

                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" COMMENCING ON PAGE 11 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

    The Preferred Securities have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within the 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."
                           --------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                         INITIAL PUBLIC
                                                         OFFERING PRICE      UNDERWRITING        PROCEEDS TO
                                                               (L)           DISCOUNT (2)       TRUST (3)(4)
Per Preferred Security................................       $25.00               (3)              $25.00
Total.................................................     $70,000,000            (3)            $70,000,000

(1) Plus accrued distributions, if any, from the date of initial issuance.

(2) The Trust and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Because the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed, in the Underwriting Agreement (as defined herein), to pay to the Underwriters, as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds, $0.7875 per Preferred Security (or $2,205,000 in the aggregate); provided that, such compensation for sales of 100,000 or more Preferred Securities to a single purchaser will be $0.5000 per Preferred Security. Therefore, to the extent of such sales, the actual amount of such compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."

(4) Expenses of the offering to be paid by the Company are estimated to be $286,150.
                           --------------------------

    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made in book-entry only form through the facilities of The Depository Trust Company (the "Depositary"), on or about October 6, 1998, against payment therefor in immediately available funds.
                           --------------------------
BEAR, STEARNS & CO. INC.
             PAINEWEBBER INCORPORATED
                          PRUDENTIAL SECURITIES INCORPORATED
                                       EVEREN SECURITIES, INC.
                                                    CREDIT SUISSE FIRST BOSTON

                               SEPTEMBER 28, 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE PREFERRED SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

------------------------

(CONTINUED FROM PREVIOUS PAGE)

    Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 7 3/4% of the liquidation amount of $25 per Preferred Security, accumulating from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1998 ("distributions"). The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities are guaranteed by the Company (the "Guarantee") to the extent described under "Description of the Guarantee." The Guarantee covers payments of distributions and other payments on the Preferred Securities if and to the extent that the Trust has funds available therefor, which will not be the case unless the Company has made payments of principal, interest or other payments on the Subordinated Debentures held by the Trust as its sole asset. The Guarantee, when taken together with the Company's obligations under the Subordinated Debentures, the Indenture (as defined herein) and the Declaration, including its covenant in the Indenture to pay costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the Preferred Securities. See "Risk Factors--Factors Relating to the Preferred Securities and the Subordinated Debentures--Rights under the Guarantee" and "Effect of Obligations under the Subordinated Debentures and the Guarantee."

    The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all liabilities of the Company and rank PARI PASSU with the most senior preferred stock issued, from time to time, if any, by the Company. The obligations of the Company under the Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company and rank PARI PASSU with other junior subordinated debt securities of the Company and obligations to, or rights of, the Company's other general unsecured creditors. As of June 30, 1998, the Company had approximately $1,023 million aggregate principal amount of Senior Indebtedness outstanding and approximately $613 million of obligations that rank PARI PASSU with the Subordinated Debentures. There are no terms in the Preferred Securities, the Subordinated Debentures or the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debentures and the Guarantee. See "Risk Factors--Factors Relating to the Preferred Securities and the Subordinated Debentures--Ranking of the Subordinated Debentures and the Guarantee." The Subordinated Debentures purchased by the Trust may be subsequently distributed PRO RATA to holders of the Trust Securities in connection with a Liquidation (as defined herein) of the Trust.

    The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and the interest and other payment dates on the Subordinated Debentures, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debentures, no amounts will be paid on the Preferred Securities. If the Company does not make principal or interest payments on the Subordinated Debentures, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor. In such event, the remedy of a holder of Preferred Securities is to enforce the Subordinated Debentures. See "Description of the Preferred Securities-- Declaration Events of Default" and "--Voting Rights."

    So long as no Indenture Event of Default (as defined herein) has occurred and is continuing, the Company has the right under the Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures at any time for up to 20 consecutive quarters (an "Extension Period"), provided that an Extension Period may not extend beyond the Stated Maturity (as defined herein) of the Subordinated Debentures. If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During such Extension Period, distributions will continue to accumulate with interest thereon (to the extent permitted by applicable law) at an annual rate of 7 3/4% per annum compounded quarterly. During any Extension Period, holders of Preferred Securities will be required to accrue deferred interest as original issue discount ("OID"), and to include such OID in their gross income for United States federal income tax purposes in advance of the receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. If the Company exercises the right to extend an interest payment period, the Company shall not, during such Extension Period, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem, or make any sinking fund payment with respect to, any indebtedness of the Company (including other junior subordinated debt securities) that ranks PARI PASSU with or junior in right of payment to the Subordinated Debentures or make any guarantee payments with respect to the foregoing (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's Stock Purchase Rights Plan, or any successor to such Stock Purchase Rights Plan, and the declaration of a dividend of such rights or the issuance of preferred stock under such plans in the future, (c) payments under the Guarantee, (d) purchases of common stock related to the issuance of common stock under the Company's Stock Purchase and Dividend Reinvestment Plan and any of the Company's benefit plans for its directors, officers or employees and (e) purchases of common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by the Company or any of its subsidiaries). The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. Moreover, because of the consequences of exercising such right, including a prohibition on the payment of dividends with respect to the Company's capital stock, the Company believes that the likelihood of such exercise is remote. See "Risk Factors--Factors Relating to the Preferred Securities and the Subordinated Debentures--Option to Extend Interest Payment Period; Tax Consequence of Election," "Description of the Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Original Issue Discount."

    The Subordinated Debentures will mature on September 30, 2038, which date may be extended once to a date not later than September 30, 2047 (such earlier or later date, the "Stated Maturity") by the Company, provided certain financial conditions are met. See "Description of the Subordinated Debentures--Option to Extend Maturity Date." The Subordinated Debentures are redeemable by the Company, in whole or in part, from time to time, on or after October 6, 2003, or at any time in whole upon the occurrence of a Special Event (as defined herein), in each case, at a price equal to the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date fixed for redemption (the "Debenture Redemption Price"). If the Company redeems Subordinated Debentures, the Trust must redeem Preferred Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed at $25 per Preferred Security plus accumulated and unpaid distributions thereon, including interest thereon, to the date fixed for redemption (the "Redemption Price"). The Preferred Securities will also be redeemed in whole at the Redemption Price at the Stated Maturity of the Subordinated Debentures. See "Description of the Preferred Securities--Redemptions."

    The Company will have the right at any time to liquidate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities. If the Subordinated Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other exchange or organization as the Preferred Securities are then listed. See "Description of the Subordinated Debentures--Distribution of the Subordinated Debentures."

    In the event of any involuntary or voluntary liquidation, dissolution, winding-up or termination of the Trust (each, a "Liquidation"), the holders of the Preferred Securities will be entitled to receive for each Preferred Security, after satisfaction of liabilities to creditors of the Trust, if any, a liquidation amount of $25 plus accumulated and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such Liquidation, the Subordinated Debentures are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution."

    The Preferred Securities initially will be represented by a global certificate registered in the name of the Depositary or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in the Depositary. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for such global certificate. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the
Commission: Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission and that is located at http://www.sec.gov.

    The Company's common stock is listed on the New York Stock Exchange (Symbol:
"NVP") and the Pacific Exchange, Inc. Reports, proxy statements and other information concerning the Company may be inspected at the offices of such exchanges.

    The Company and the Trust have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby. This Prospectus omits, in accordance with the rules and regulations of the Commission, certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein for further information with respect to the Company, the Trust and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy or form of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy or form so filed. Each such statement is qualified in its entirety by such reference.

    Separate financial statements of the Trust will not be prepared and, therefore, are not included herein. The Company and the Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Subordinated Debentures and issuing the Trust Securities. See "The Trust," "Description of the Preferred Securities," "Description of the Guarantee" and "Description of the Subordinated Debentures."

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

    (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, File No. 1-4698
       1998.

    (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 1-4698.

    (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, File No. 1-4698.

    (4) Current Report on Form 8-K dated April 29, 1998, File No. 1-4698.

    (5) Current Report on Form 8-K dated July 7, 1998, File No. 1-4698.

    Each document filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such document. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    The Company will provide without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request of such person a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed by mail to: Richard C. Schmalz, Director, Treasury, Nevada Power Company, P.O. Box 230, Las Vegas, Nevada 89151 or by telephone (702) 367-5608.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION WITH RESPECT TO THE COMPANY AND THIS OFFERING INCLUDED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. SEE "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." AS USED HEREIN, (I) THE "INDENTURE" MEANS THE INDENTURE, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BETWEEN THE COMPANY AND IBJ SCHRODER BANK & TRUST COMPANY ("IBJ SCHRODER"), AS INDENTURE TRUSTEE (THE "INDENTURE TRUSTEE"), AND (II) THE "DECLARATION" MEANS THE AMENDED AND RESTATED DECLARATION OF TRUST AMONG THE COMPANY, AS SPONSOR (THE "SPONSOR"), IBJ SCHRODER, AS PROPERTY TRUSTEE (THE "PROPERTY TRUSTEE"), DELAWARE TRUST CAPITAL MANAGEMENT, INC., AS DELAWARE TRUSTEE (THE "DELAWARE TRUSTEE"), THE REGULAR TRUSTEES NAMED THEREIN (COLLECTIVELY WITH THE PROPERTY TRUSTEE AND THE DELAWARE TRUSTEE, THE "TRUSTEES") AND THE HOLDERS, FROM TIME TO TIME, OF UNDIVIDED BENEFICIAL INTERESTS IN THE TRUST TO BE ISSUED PURSUANT TO THE DECLARATION. EACH OF THE CAPITALIZED TERMS USED IN THIS PROSPECTUS AND NOT OTHERWISE DEFINED HAS THE MEANING SET FORTH IN THE INDENTURE OR THE DECLARATION, AS THE CONTEXT INDICATES.

                                  THE COMPANY

    The Company, incorporated under the laws of Nevada in 1929, is an operating public utility engaged in the electric utility business in the City of Las Vegas and vicinity in southern Nevada. As of December 31, 1997, the Company served approximately 518,391 customers in its service territory, which has a population of approximately 1,303,000. In 1997, the Company's electric energy requirements were obtained from the following sources: coal generation--36%, oil and natural gas--18%, and purchased power, including hydroelectric--46%.

    Growth in the Company's service territory is continuing at a rapid pace. The Company's customer base grew at annual rates of 6.4%, 7.2% and 6.0% during 1997, 1996 and 1995, respectively. Kilowatt-hours also increased 6.6%, 13.1% and 1.4% during 1997, 1996 and 1995, respectively.

    In 1997, the Nevada State Legislature enacted legislation to separate traditional electric service into regulated and unregulated services. It is expected that the generation and marketing of electricity and some other related services will not be regulated in the future while the transmission and distribution of electricity will continue to be regulated. The legislation authorizes customers to obtain generation and marketing services from alternative sellers starting no later than December 31, 1999. In addition, the legislation allows the Public Utilities Commission of Nevada (the "PUCN") to authorize full recovery of costs which they determine to be stranded but does not guarantee full recovery of such costs. In response to this legislation, the Company has formed a team of high-level employees to work exclusively on the Company's response to the legislation and its possible impact on the Company. At the present time, the Company cannot predict what impact the legislation may have on its customer base, or the effect, if any, on the Company's future corporate structure, financial position or results of operations.

    In April 1998, the Company and Sierra Pacific Resources, a Nevada utility holding company ("Sierra Pacific"), entered into an Agreement and Plan of Merger dated as of April 29, 1998 (the "Merger Agreement") that, by way of consummation of the Mergers (as defined herein), provides for the Company and Sierra Pacific Power Company ("SPPC"), the principal operating subsidiary of Sierra Pacific, to become subsidiaries of Sierra Pacific, with both companies retaining their individual names and identities in their respective service territories. See "Risk Factors--Factors Relating to the Mergers" and "The Mergers."

    The principal executive offices of the Company are located in Las Vegas, Nevada, and its mailing address is P.O. Box 230, Las Vegas, Nevada 89151, telephone number (702) 367-5000.

                                  THE OFFERING

Securities Offered................  2,800,000 7 3/4% Trust Issued Preferred Securities
                                    (liquidation amount $25 per Preferred Security) of NVP
                                    Capital III.

Offering Price....................  $25 per Preferred Security.

Distributions.....................  Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate
                                    of 7 3/4% of the liquidation amount of $25 per Preferred
                                    Security, accumulating from the date of original
                                    issuance and payable quarterly in arrears on March 31,
                                    June 30, September 30 and December 31 of each year,
                                    commencing December 31, 1998.

Guarantee.........................  The payment of distributions out of moneys held by the
                                    Trust and payments on liquidation of the Trust or the
                                    redemption of Preferred Securities are guaranteed by the
                                    Company under the Guarantee but only to the extent
                                    described under "Description of the Guarantee." The
                                    Guarantee covers payments of distributions and other
                                    payments on the Preferred Securities if and to the
                                    extent that the Trust has funds available therefor,
                                    which will not be the case unless the Company has made
                                    payments of principal, interest or other payments on the
                                    Subordinated Debentures held by the Trust as its sole
                                    asset. The obligations of the Company under the
                                    Guarantee are subordinate and junior in right of payment
                                    to all liabilities of the Company and rank PARI PASSU
                                    with the most senior preferred stock issued, from time
                                    to time, if any, by the Company. The Guarantee, when
                                    taken together with the Company's obligations under the
                                    Subordinated Debentures, the Indenture and the
                                    Declaration, including its covenant in the Indenture to
                                    pay costs, expenses, debts and obligations of the Trust
                                    (other than with respect to the Trust Securities),
                                    provide a full and unconditional guarantee of amounts
                                    due on the Preferred Securities.

Subordinated Debentures...........  The Trust will invest the proceeds of the Trust
                                    Securities in an equivalent amount of the Company's
                                    7 3/4% Junior Subordinated Deferrable Interest
                                    Debentures due 2038. The Subordinated Debentures will
                                    mature on September 30, 2038, which date may be extended
                                    once to a date not later than September 30, 2047 by the
                                    Company, provided certain financial conditions are met.
                                    The obligations of the Company under the Subordinated
                                    Debentures are subordinate and junior in right of
                                    payment to all present and future Senior Indebtedness of
                                    the Company and rank PARI PASSU with other junior
                                    subordinated debt securities of the Company and
                                    obligations to, or rights of, the Company's other
                                    general unsecured creditors. As of June 30, 1998, the
                                    Company had approximately $1,023 million aggregate
                                    principal amount of Senior Indebtedness outstanding and
                                    approximately $613 million of obligations that rank PARI
                                    PASSU with the Subordinated Debentures.

Interest Deferral.................  So long as no Indenture Event of Default has occurred and is continuing, the Company has the right under the
                                    Indenture to defer payments of interest on the
                                    Subordinated Debentures by extending the interest
                                    payment period on the Subordinated Debentures at any
                                    time for up to 20 consecutive quarters, provided that an
                                    Extension Period may not extend beyond the Stated
                                    Maturity of the Subordinated Debentures. If interest
                                    payments are so deferred, distributions on the Preferred
                                    Securities will also be deferred. During such Extension
                                    Period, distributions will continue to accumulate with
                                    interest thereon (to the extent permitted by applicable
                                    law) at an annual rate of 7 3/4% per annum compounded
                                    quarterly. During any Extension Period, holders of
                                    Preferred Securities will be required to accrue deferred
                                    interest as OID, and to include such OID in their gross
                                    income for United States federal income tax purposes in
                                    advance of the receipt of the cash distributions with
                                    respect to such deferred interest payments. There could
                                    be multiple Extension Periods of varying lengths
                                    throughout the term of the Subordinated Debentures.

                                    If the Company exercises the right to extend an interest
                                    payment period, subject to certain exceptions set forth
                                    herein, the Company shall not during such Extension
                                    Period (i) declare or pay any dividends or distributions
                                    on, or redeem, purchase, acquire or make a liquidation
                                    payment with respect to, any of its capital stock or
                                    (ii) make any payment of principal of, or interest or
                                    premium, if any, on or repay, repurchase or redeem, or
                                    make any sinking fund payment with respect to, any
                                    indebtedness of the Company (including other junior
                                    subordinated debt securities) that ranks PARI PASSU with
                                    or junior in right of payment to the Subordinated
                                    Debentures or make any guarantee payments with respect
                                    to the foregoing. The Company has no present intention
                                    of exercising its right to defer payments of interest by
                                    extending the interest payment period on the
                                    Subordinated Debentures. Moreover, because of the
                                    consequences of exercising such right, including a
                                    prohibition on the payment of dividends with respect to
                                    the Company's capital stock, the Company believes that
                                    the likelihood of such exercise is remote.

Relationship Among the Preferred
Securities, the Subordinated
Debentures and the Guarantee......  The distribution rate and the distribution and other payment dates for the Preferred Securities will
                                    correspond to the interest rate and the interest and
                                    other payment dates on the Subordinated Debentures,
                                    which will be the sole assets of the Trust. As a result,
                                    if principal or interest is not paid on the Subordinated
                                    Debentures, no amounts will be paid on the Preferred
                                    Securities. If the Company does not make principal or
                                    interest payments on the Subordinated Debentures, the
                                    Trust will not have sufficient funds to make
                                    distributions on the

                                    Preferred Securities, in which event the Guarantee will
                                    not apply to such distributions until the Trust has
                                    sufficient funds available therefor. In such event, the
                                    remedy of a holder of Preferred Securities is to enforce
                                    the Subordinated Debentures.

Redemption of the Subordinated
Debentures and the Preferred
Securities........................  The Subordinated Debentures are redeemable by the
                                    Company, in whole or in part, from time to time, on or
                                    after October 6, 2003, or at any time in whole upon the
                                    occurrence of a Special Event, in each case, at the
                                    Debenture Redemption Price. If the Company redeems
                                    Subordinated Debentures, the Trust must redeem Preferred
                                    Securities having an aggregate liquidation amount equal
                                    to the aggregate principal amount of the Subordinated
                                    Debentures so redeemed at the Redemption Price. The
                                    Preferred Securities will also be redeemed in whole at
                                    the Redemption Price at the Stated Maturity of the
                                    Subordinated Debentures.

Distribution of the Subordinated
Debentures........................  The Company will have the right at any time to liquidate the Trust and cause the Subordinated Debentures to be
                                    distributed to the holders of the Preferred Securities.
                                    If the Subordinated Debentures are distributed to the
                                    holders of the Preferred Securities, the Company will
                                    use its best efforts to have the Subordinated Debentures
                                    listed on the New York Stock Exchange or on such other
                                    exchange or organization as the Preferred Securities are
                                    then listed.

Liquidation of the Trust..........  In the event of a Liquidation, the holders of the
                                    Preferred Securities will be entitled to receive for
                                    each Preferred Security, after satisfaction to creditors
                                    of the Trust, if any, a liquidation amount of $25 plus
                                    accumulated and unpaid distributions thereon (including
                                    interest thereon) to the date of payment, unless, in
                                    connection with such Liquidation, the Subordinated
                                    Debentures are distributed to the holders of the
                                    Preferred Securities.

Listing...........................  The Preferred Securities have been approved for listing, subject to official notice of issuance, on the New York
                                    Stock Exchange.

Risk Factors......................  Prospective investors should carefully consider the matters set forth under "Risk Factors."

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS. IN ADDITION, BECAUSE THE HOLDERS OF THE PREFERRED SECURITIES MAY RECEIVE SUBORDINATED DEBENTURES IN EXCHANGE THEREFOR UPON LIQUIDATION, PROSPECTIVE PURCHASERS OF THE PREFERRED SECURITIES ARE ALSO MAKING AN INVESTMENT DECISION WITH REGARD TO THE SUBORDINATED DEBENTURES AND SHOULD CAREFULLY REVIEW ALL INFORMATION REGARDING THE SUBORDINATED DEBENTURES CONTAINED HEREIN.

FACTORS RELATING TO THE PREFERRED SECURITIES AND THE SUBORDINATED DEBENTURES

    RANKING OF THE SUBORDINATED DEBENTURES AND THE GUARANTEE. The obligations of the Company under the Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness and rank PARI PASSU with other junior subordinated debt securities of the Company and obligations to, or rights of, the Company's other general unsecured creditors. The Company's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of the Company and rank PARI PASSU with the most senior preferred stock issued, from time to time, if any, by the Company. As of June 30, 1998, the Company had approximately $1,023 million aggregate principal amount of Senior Indebtedness outstanding (including approximately $427 million aggregate principal amount of secured indebtedness outstanding under the Mortgage Indenture (as defined herein)) and approximately $613 million of obligations that rank PARI PASSU with the Subordinated Debentures (including approximately $119 million aggregate principal amount of junior subordinated debt securities, accounts payable, accrued liabilities, including taxes, interest and deposits, and deferred credits and other liabilities, all arising in the ordinary course of business, and excluding commitments or contingencies in respect of existing or future obligations for, among other things, construction expenditures, fuel and purchased power obligations and operating lease obligations). There are no terms in the Preferred Securities, the Subordinated Debentures or the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debentures and the Guarantee. The Subordinated Debentures and the Guarantee also will be effectively subordinated to all obligations of any subsidiaries of the Company. See "Description of the Guarantee" and "Description of the Subordinated Debentures--Ranking" and "--Subordination."

    RIGHTS UNDER THE GUARANTEE. The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). IBJ Schroder will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

    The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accumulated and unpaid distributions that are required to be paid on the Preferred Securities to the extent the Trust shall have funds available therefor, (ii) the Redemption Price to the extent the Trust shall have funds available therefor and (iii) upon a Liquidation (other than in connection with the distribution of the Subordinated Debentures to the holders of the Preferred Securities or the redemption of all the Preferred Securities upon the redemption or Stated Maturity of the Subordinated Debentures), the lesser of (a) the aggregate of the stated liquidation amount and all accumulated and unpaid distributions (including interest thereon) on the Preferred Securities to the date of payment to the extent the Trust shall have funds available therefor and
(b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. See "Description of the Guarantee--General."

    The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may institute a legal proceeding directly against the

Company to enforce such holder's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Subordinated Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would be required to rely on the enforcement (i) by the Property Trustee of its rights as registered holder of the Subordinated Debentures against the Company pursuant to the terms of the Subordinated Debentures or (ii) by such holders of their direct right against the Company to enforce payments on the Subordinated Debentures. See "Description of the Guarantee--Events of Default" and "Description of the Subordinated Debentures--Indenture Events of Default." The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture.

    ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES. If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as registered holder of the Subordinated Debentures against the Company. In addition, subject to certain conditions described herein, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it under the Indenture as registered holder of the Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Declaration or the Subordinated Debentures, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Declaration or the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay the principal of or interest on the Subordinated Debentures on the date such principal or interest is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding against the Company for the enforcement of payment to such holder of the principal of or interest on the Subordinated Debentures having an aggregate principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due dates specified in the Subordinated Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in connection with such Direct Action. See "Description of the Preferred Securities--Declaration Events of Default" and "--Voting Rights."

    OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCE OF EXTENSION. So long as no Indenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period at any time, and from time to time, on the Subordinated Debentures. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but, despite such deferral, interest would continue to accrue with interest thereon compounded quarterly) by the Trust during any such Extension Period. Such right to extend the interest payment period for the Subordinated Debentures is limited to an Extension Period not exceeding 20 consecutive quarters and not beyond the Stated Maturity of the Subordinated Debentures. In the event that the Company exercises this right to defer interest payments, the Company shall not during such Extension Period (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem, or make any sinking fund payment with respect to, any indebtedness of the

Company (including other junior subordinated debt securities) that ranks pari passu with or junior in right of payment to the Subordinated Debentures or make any guarantee payments with respect to the foregoing (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's Stock Purchase Rights Plan, or any successor to such Stock Purchase Rights Plan, and the declaration of a dividend of such rights or the issuance of preferred stock under such plans in the future, (c) payments under the Guarantee, (d) purchases of common stock related to the issuance of common stock under the Company's Stock Purchase and Dividend Reinvestment Plan and any of the Company's benefit plans for its directors, officers or employees and (e) purchases of common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by the Company or any of its subsidiaries). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that, such Extension Period, together with all such previous and further extensions within such Extension Period, may not exceed 20 consecutive quarters or beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. As a result, there could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. See "Description of the Preferred Securities--Distributions" and "Description of the Subordinated Debentures-- Option to Extend Interest Payment Period."

    Should the Company exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will be required to accrue income as OID in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. Moreover, because of the consequences of exercising such right, including a prohibition on the payment of dividends with respect to the Company's capital stock, the Company believes that the likelihood of such exercise is remote. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debentures) may be more volatile than other securities on which OID accrues but with respect to which there is no right to defer interest payments. See "Certain Federal Income Tax Consequences--Original Issue Discount."

    SPECIAL EVENT REDEMPTION OR DISTRIBUTION OF THE SUBORDINATED
DEBENTURES. Upon the occurrence and continuation of a Special Event, as described under "Description of the Preferred Securities--Redemptions--Special Event Redemption of Subordinated Debentures," the Company has the right, at any time, to redeem the Subordinated Debentures, in whole and not in part, at the Debenture Redemption Price and thereby cause a redemption of the Preferred Securities, in whole and not in part, at the Redemption Price within 90 days following the occurrence of such Special Event. In addition, the Company will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, as provided by applicable law, to cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust. See "Description of the Subordinated Debentures-- Distribution of the Subordinated Debentures."

    Under current United States federal income tax law, a distribution of Subordinated Debentures upon a Liquidation would not be a taxable event to holders of the Preferred Securities. If, however, a

Liquidation occurred and it was determined that the Trust was subject to United States federal income tax with respect to amounts received or accrued on the Subordinated Debentures at the time of such Liquidation, then the distribution of the Subordinated Debentures would be a taxable event to holders of Preferred Securities. Under current United States federal income tax law, the redemption of the Subordinated Debentures upon the occurrence of a Special Event or a Liquidation in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Distribution of Subordinated Debentures or Cash On Liquidation of the Trust."

    The Company cannot predict the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a Liquidation were to occur. The Preferred Securities or the Subordinated Debentures may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures and the Company contained or incorporated by reference herein.

    EXTENDING THE STATED MATURITY OF THE SUBORDINATED DEBENTURES. The Company will have the one-time right at any time to extend the Stated Maturity of the Subordinated Debentures to a date not later than September 30, 2047.

    LIMITED VOTING RIGHTS. Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, the Regular Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. See "Description of the Preferred Securities--Voting Rights."

    TRADING PRICE. The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder who disposes of Preferred Securities between record dates for payments of distributions thereon (and consequently does not receive a distribution from the Trust for the period prior to such disposition) will nevertheless be required to include in gross income for United States federal income tax purposes such holder's ratable share of accrued but unpaid interest (or OID) on the Subordinated Debentures through the date of disposition as ordinary income. To the extent the selling price (which may not reflect the value of accrued and unpaid interest (or OID)) is less than the holder's adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Sales of Preferred Securities."

    CONSEQUENCE OF HIGHLY LEVERAGED TRANSACTION. The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction, including a change in control, or other similar transactions involving the Company that may adversely affect such holders. See "Description of the Subordinated Debentures--Consolidation, Merger and Sale of Assets."

FACTORS RELATING TO THE MERGERS

    UNCERTAINTIES IN INTEGRATING THE COMPANIES AND ACHIEVING COST SAVINGS. The Company and Sierra Pacific have entered into the Merger Agreement with the expectation that the Mergers will result in certain benefits, including, without limitation, cost savings, operating efficiencies, cost avoidances and other synergies. Achieving the benefits of the Mergers will depend in substantial part upon the receipt of timely and favorable regulatory approvals and upon the successful integration of the businesses of the Company and Sierra Pacific in an efficient manner, and there can be no assurance that this will occur. The consolidation of operations will require substantial attention from management. Any diversion of management's attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the combined company. There can be no assurance that the combined company will realize any of the anticipated benefits of the Mergers.

    REFINANCING OF SECURITIES. All securities of the Company outstanding at the time the Mergers are consummated, including the Company's first mortgage bonds, pollution control revenue bonds and junior subordinated debentures (including the Subordinated Debentures), will be assumed by the Surviving Corporation (as defined herein) without the need for any consent or approval of the holders thereof. In the case of certain securities issued for the benefit of the Company, the interest on which is exempt from federal income taxation ($541 million outstanding), the Company must receive an opinion of nationally recognized bond counsel that the Mergers will not have an adverse affect on such tax exemption. The Company will seek such opinions where required. In the event such opinions cannot be obtained, it may be necessary to redeem or otherwise retire and refinance such securities. If it should be necessary for the Company to retire any of the tax exempt securities, the Company anticipates that it would, subject to approval from the PUCN, issue taxable securities of similar maturities and use the proceeds to retire the required amount of existing tax exempt securities. Depending on market conditions, the interest cost of refunding securities could be significantly higher than the interest cost of the current tax exempt securities. The Company believes it would have access to the capital markets to effect such refinancing on reasonable terms although no assurance can be given as to the success of any such refinancing.

    DIVESTITURE OF GENERATION. As part of the proposal to the PUCN for approval of the Mergers, the Company and Sierra Pacific have proposed that they each sell all their existing generating capacity. Upon such sales, the Company and SPPC would no longer be responsible for providing adequate generating capacity except possibly in limited circumstances as the "provider of last resort." The uncertainties surrounding divestiture include the price that generation assets will bring, the regulatory treatment of any gain or loss from the sale of assets and the ability to effectively use the proceeds of sales in the companies' businesses. No assurance can be given that the divestiture of generating facilities will be successful or that the Company or SPPC would not experience operating or other business difficulties following such divestiture.

                                  THE MERGERS

    The Company and Sierra Pacific announced on April 30, 1998 that their boards of directors had unanimously approved the Merger Agreement providing for a merger of equals that would create a company with a total market capitalization of approximately $4.0 billion.

    The combined entity, which will be named Sierra Pacific Resources, will serve a total of more than 800,000 electric, 100,000 gas and 65,000 water customers living in southern and northern Nevada, and in the Lake Tahoe area of California. As a result of the Mergers, Sierra Pacific will be the holding company for the Surviving Corporation, SPPC and other subsidiaries. Sierra Pacific is a utility holding company with operating subsidiaries primarily engaged in the energy and utility businesses. Sierra Pacific's five primary subsidiaries include: SPPC, Tuscarora Gas Pipeline Company, Sierra Energy Company, d/b/a e-three, Lands of Sierra, Inc. and Sierra Pacific Energy Company. Sierra Pacific's principal subsidiary, SPPC, provides electric service to northern Nevada and northeastern California, and provides natural gas and water service to the Reno/Sparks area of Nevada. The assets of SPPC represented 99% of the consolidated assets of Sierra Pacific at December 31, 1997.

    The Merger Agreement provides for two mergers. First, Sierra Pacific will merge with LAKE Merger Sub, Inc., a wholly owned subsidiary of Sierra Pacific, with Sierra Pacific as the surviving corporation (the "First Merger"). Immediately after the First Merger, DESERT Merger Sub, Inc., a wholly owned subsidiary of Sierra Pacific will merge with the Company, with DESERT Merger Sub, Inc. as the surviving corporation (the "Second Merger" and together with the First Merger, the "Mergers"). DESERT Merger Sub, Inc. will change its name to Nevada Power Company (the "Surviving Corporation"). Upon consummation of the Mergers, the Surviving Corporation and SPPC will be subsidiaries of Sierra Pacific, with both companies retaining their individual names and identities in their respective service territories.

    Following the Mergers, the corporate organization of Sierra Pacific will be as follows:

                                    [CHART]

    The obligations of the Company, on the one hand, and Sierra Pacific, on the other hand, to consummate the Mergers are subject to the satisfaction of several conditions, including, but not limited to the approval of the Merger Agreement by the stockholders of each of the Company and Sierra Pacific, the receipt of all material governmental approvals including approvals by the PUCN and the Federal Energy Regulatory Commission and the absence of any material adverse change with respect to the Company or Sierra Pacific.

    The Merger Agreement may be terminated under certain circumstances, including by mutual written consent of Sierra Pacific and the Company, by either party if the Mergers are not consummated by October 29, 1999 (which date will be extended to April 29, 2000 in certain circumstances), by either party if the requisite stockholder approvals are not obtained or if any state or federal law or court order prohibits consummation of the Mergers, by a non-breaching party if there occurs a material breach by the other party of the Merger Agreement which is not cured within 20 days after notice, or by either party, in certain circumstances, as a result of a more favorable third-party tender offer or business combination proposal with respect to such party.

    All securities of the Company outstanding at the time the Mergers are consummated, including the Company's first mortgage bonds, pollution control revenue bonds and junior subordinated debentures (including the Subordinated Debentures), will be assumed by the Surviving Corporation without the need for any consent or approval of the holders thereof.

    The Company believes that the First Merger will be treated in a manner similar to a pooling of interests for accounting purposes. The Second Merger will be treated for accounting purposes in accordance with the rules for purchase accounting. In connection with the Second Merger, for accounting purposes, the assets and liabilities of Sierra Pacific will be recorded on the books of the Company (as if it were the surviving parent of the consolidated entity) at their estimated fair market values with the remaining purchase price reflected as goodwill. The transaction will be treated as a reverse acquisition with the Company being the acquirer for accounting purposes. Accordingly, the historical financial information of the merged entity will reflect that of the Company so that no merger-related adjustments will be made to the historical financial statements of the Company.

    For more information pertaining to the Mergers, see the Company's Current Report on Form 8-K dated April 29, 1998. See "Incorporation of Certain Information by Reference."

    Certain matters discussed in this section and "Risk Factors--Factors Relating to the Mergers" constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to the anticipated plans and objectives of management for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. Forward-looking statements include the information concerning possible or assumed future results of operations of the Surviving Corporation and Sierra Pacific, as the combined company, and other future events set forth herein. Readers are cautioned not to place undue reliance on such forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may affect the Company's operations, markets, products, services and prices. The Company does not assume any obligation to update such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                                   THE TRUST

    The Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of March 23, 1998, executed by the Company, as Sponsor, and the trustees of the Trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on March 23, 1998, as amended on September 22, 1998. Such declaration will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." The Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of
(i) issuing and selling the Trust Securities, (ii) using the proceeds from such sale to acquire the Subordinated Debentures, and (iii) engaging in only those other activities necessary or incidental thereto. The Trust has a term of 55 years but may terminate earlier as provided in the Declaration.

    Pursuant to the Declaration, the number of trustees of the Trust will initially be four. Two of the trustees of the Trust (the "Regular Trustees") will be persons who are employees or officers of, or who are affiliated with, the Company. The third trustee, Delaware Trust Capital Management, Inc., is a financial institution that maintains its principal place of business in the state of Delaware and is unaffiliated with the Company. Except as otherwise provided in the Declaration, the Delaware Trustee's sole duty shall be to, upon the request of the other Trustees or the Company, execute any documents and maintain custody of any records required to maintain the existence of, or dissolve, the Trust under the Delaware Business Trust Act (the "Trust Act"). The fourth trustee, IBJ Schroder, will serve as Property Trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act, until removed or replaced by the Company, as the holder of all the Common Securities. IBJ Schroder will also act as the Guarantee Trustee. See "Description of the Guarantee."

    The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and will have the power to exercise all rights, powers, and privileges under the Indenture as the registered holder of the Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of the Common Securities, or the holders of a majority in aggregate liquidation amount of the Preferred Securities if a Declaration Event of Default has occurred and is continuing, will have the right to appoint, remove or replace the Property Trustee or the Delaware Trustee. The Company, as the holder of the Common Securities, will have the exclusive right to appoint, remove or replace any Regular Trustee and to increase or decrease the number of the Trustees. The Company will pay all debts and obligations of the Trust (other than with respect to the Trust Securities), including all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Subordinated Debentures--Miscellaneous."

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Trust Act and the Trust Indenture Act. See "Description of the Preferred Securities."

                  SELECTED FINANCIAL AND OPERATING INFORMATION

    The following selected financial data for the five years ended December 31, 1997 and as of each of the five years ended December 31, 1997 are derived from the audited financial statements of the Company. The following selected data as of and for the six month periods ended June 30, 1998 and 1997 have been derived from financial statements of the Company that have not been audited, but that, in the opinion of the management of the Company, reflect all adjustments necessary for the fair presentation of such data for the interim periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results of operations for the full year. This financial information should be read in conjunction with the financial statements and related notes thereto incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   SIX MONTHS ENDED
                                       JUNE 30,                          YEAR ENDED DECEMBER 31,
                                ----------------------  ----------------------------------------------------------
                                   1998        1997        1997        1996        1995        1994        1993
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:
  Electric revenues...........  $  364,198  $  355,324  $  799,148  $  805,374  $  749,981  $  764,158  $  651,772
  Operating expenses..........     299,592     279,507     597,410     608,616     579,105     593,907     489,624
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Earnings before income
    taxes.....................      64,606      75,817     201,738     196,758     170,876     170,251     162,148
  Interest expense............      27,666      24,372      49,743      49,486      46,936      43,015      39,305
  Taxes.......................      18,555      24,079      64,542      64,528      53,318      56,454      53,679
  Other income (expenses).....       3,871       2,458       3,019      (3,876)      6,349      11,088       4,384
  Distribution requirements on
    Company-obligated
    mandatorily redeemable
    preferred securities of
    subsidiary trust..........       4,874       2,383       7,256      --          --          --          --
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income..................      17,382      27,441      83,216      78,868      76,971      81,870      73,548
  Dividend requirements on
    preferred stock...........          89       1,034       1,125       3,956       3,966       3,976       3,986
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Earnings available for
    common stock..............  $   17,293  $   26,407  $   82,091  $   74,912  $   73,005  $   77,894  $   69,562
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Weighted average common
    shares outstanding........      50,751      49,294      49,691      47,976      46,288      42,784      39,482
  Earnings per average common
    share.....................  $     0.34  $     0.54  $     1.65  $     1.56  $     1.58  $     1.82  $     1.76
  Dividends declared per
    common share..............  $     0.80  $     0.80  $     1.60  $     1.60  $     1.60  $     1.60  $     1.60
  Twelve months ended ratio of
    earnings to fixed
    charges(1)................        2.41        2.88        2.76        2.92        2.84        3.11        2.90
CASH FLOW DATA:
  Cash from operating
    activities................  $   31,557  $   24,047  $  110,372  $  154,990  $  185,919  $  144,270  $  130,945
  Cash from investing
    activities................    (116,445)    (97,723)   (214,013)   (180,801)   (160,828)   (184,349)   (165,858)
  Cash from financing
    activities................      84,743      71,795     101,817       2,848         293      40,057      34,898
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net increase (decrease)
    during the period.........  $     (145) $   (1,881) $   (1,824) $  (22,963) $   25,384  $      (22) $      (15)
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------

------------------------------

(1) In computing the ratio of earnings to fixed charges, earnings represent income before interest expense and distribution requirements, plus income taxes; fixed charges represent interest expense, distribution requirements, amortization of debt discount, premium and expense and other interest plus one-third annual rentals.

                         SELECTED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

BALANCE SHEET DATA:
  Net property, plant &
    equipment............  $2,041,720 $1,877,635 $1,960,709  $1,819,330  $1,701,120  $1,584,003  $1,450,146
  Total assets...........  2,466,646  2,251,267   2,339,422   2,163,224   2,073,050   1,907,389   1,809,337
  Long-term debt.........    892,858    823,492     895,439     841,364     799,999     712,571     716,589
  Company-obligated
    mandatorily
    redeemable preferred
    securities of the
    Company's subsidiary
    trust, NVP Capital I,
    holding solely $122.6
    million principal
    amount of 8.2% junior
    subordinated
    debentures of the
    Company due 2037.....    118,872    118,872     118,872      --          --          --          --
  Stockholders' equity...    829,890    806,896     837,086     841,817     806,224     773,813     688,188

                         SELECTED OPERATING INFORMATION

                             SIX MONTHS ENDED
                                 JUNE 30,                         YEAR ENDED DECEMBER 31,
                           --------------------  ----------------------------------------------------------
                             1998       1997        1997        1996        1995        1994        1993
                           ---------  ---------  ----------  ----------  ----------  ----------  ----------
Electric Sales (megawatt
  hours, in thousands)...  6,385,735  6,572,154  14,596,228  13,697,059  12,109,355  11,942,724  11,155,270

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1998 and as adjusted to give effect to the sale of $70 million Trust Issued Preferred Securities. The following data should be read in conjunction with the financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

                                                                                   AS OF JUNE 30, 1998
                                                                     ------------------------------------------------
                                                                                      (IN THOUSANDS)
                                                                        ACTUAL         %      AS ADJUSTED       %
                                                                     ------------  ---------  ------------  ---------
DEBT:
  Short-Term Debt and Current Maturities:..........................  $    130,446        6.6% $    130,446        6.4%
  Secured Long-Term Debt:
    Capital Leases.................................................        87,964        4.5%       87,964        4.3%
    First Mortgage Bonds...........................................       427,257       21.7%      427,257       20.9%
  Unsecured Debt:
    Pollution Control Revenue Bonds................................        73,300        3.7%       73,300        3.6%
    Industrial Development Bonds...................................       304,038       15.4%      304,038       14.9%
    8.50% Note Due 2000............................................           300      *               300      *
                                                                     ------------  ---------  ------------  ---------
      TOTAL DEBT...................................................     1,023,305       51.8%    1,023,305       50.1%

PREFERRED SECURITIES:
  Company-Obligated Mandatorily Redeemable Preferred Securities of
    the Company's Subsidiary Trust, Holding Solely Subordinated
    Debentures of the Company, Due 2037 (1)........................       118,872        6.0%      118,872        5.8%
  Company-Obligated Mandatorily Redeemable Preferred Securities of
    the Company's Subsidiary Trust, Holding Solely Subordinated
    Debentures of the Company, Due 2038 (2)........................       --          --            70,000        3.4%
                                                                     ------------  ---------  ------------  ---------
      TOTAL PREFERRED SECURITIES...................................       118,872        6.0%      188,872        9.3%

SHAREHOLDERS' EQUITY:
  Cumulative Preferred Stock with Mandatory Sinking Funds and
    Redeemable Cumulative Preferred Stock..........................         3,385      *             3,385      *
  Common Shareholders' Equity......................................       826,505       41.9%      826,505       40.5%
                                                                     ------------  ---------  ------------  ---------
      TOTAL SHAREHOLDERS' EQUITY...................................       829,890       42.1%      829,890       40.6%
                                                                     ------------  ---------  ------------  ---------
TOTAL CAPITALIZATION...............................................  $  1,972,067        100% $  2,042,067        100%
                                                                     ------------  ---------  ------------  ---------
                                                                     ------------  ---------  ------------  ---------

 *  Less than 1%

------------------------

(1) The sole assets of NVP Capital I are $122,547,930 aggregate principal amount of 8.20% Junior Subordinated Deferrable Interest Debentures, Series A of the Company, including $3,676,430 attributable to the common securities of NVP Capital I, all of which are held by the Company, and $118,871,500 attributable to the 8.20% Cumulative Quarterly Income Preferred Securities, Series A, of NVP Capital I.

(2) The sole assets of the Trust will be $72,164,950 aggregate principal amount of the Subordinated Debentures, including $2,164,950 attributable to the Common Securities, all of which will be held by the Company, and $70,000,000 attributable to the Preferred Securities.

                                USE OF PROCEEDS

    The Trust will use the proceeds of the sale of the Trust Securities to acquire the Subordinated Debentures from the Company. The Company will use the net proceeds from the sale of the Subordinated Debentures for general corporate utility purposes, which may include the repayment of short-term debt, capital expenditures and working capital.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, the Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the financial statements of the Company. The Preferred Securities will be presented as a separate line item in the balance sheet of the Company and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to the Company's financial statements. For financial reporting purposes, the Company will record interest payments on the Subordinated Debentures as an expense.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, IBJ Schroder, will act as indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Trust Act and the Trust Indenture Act.

GENERAL

    The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by the Company. The Common Securities rank PARI PASSU, and payments will be made thereon on a PRO RATA basis with the Preferred Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon Liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will own the Subordinated Debentures purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or Liquidation, are guaranteed by the Company to the extent described under "Description of the Guarantee." The Guarantee will be held by IBJ Schroder, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to direct the Property Trustee to enforce the Property Trustee's rights under the Declaration or the Subordinated Debentures and, if the Property Trustee fails to enforce such rights, to institute a Direct Action. See "--Declaration Events of Default."

DISTRIBUTIONS

    Distributions on the Preferred Securities will be fixed at a rate per annum of 7 3/4% of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 7 3/4% thereof compounded quarterly. The term "distribution" as used herein includes any such interest payable unless otherwise stated. Distributions on the Preferred Securities will be cumulative, will accumulate from October 6, 1998, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1998, when, as and if available for payment, by the Property Trustee, except as otherwise described below. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly distribution period, on the basis of the actual number of days elapsed per 30-day month.

    So long as no Indenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period at any time, and from time to time, on the Subordinated Debentures, which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accumulate with interest since interest would continue to accrue on the Subordinated Debentures) during any such Extension Period. Such right to extend the interest payment period for the Subordinated Debentures is limited to a period not exceeding 20 consecutive quarters and not beyond the Stated Maturity of the Subordinated Debentures. In the event that the Company exercises this right, then during such Extension Period the Company shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem, or make any sinking fund payment with respect to, any indebtedness of the Company (including other junior subordinated debt securities) that ranks PARI PASSU with or junior in right of payment to the Subordinated Debentures or make any guarantee payments with respect to the foregoing (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's Stock Purchase Rights Plan, or any successor to such Stock Purchase Rights Plan, and the declaration of a dividend of such rights or the issuance of preferred stock under such plans in the future, (c) payments under the Guarantee, (d) purchases of common stock related to the issuance of common stock under the Company's Stock Purchase and Dividend Reinvestment Plan and any of the Company's benefit plans for its directors, officers or employees and (e) purchases of common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by the Company or any of its subsidiaries). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that, such Extension Period, together with all such previous and further extensions within such Extension Period, may not exceed 20 consecutive quarters or the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. As a result, there could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. See "Description of the Subordinated Debentures--Interest" and "--Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon will be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of the applicable Extension Period.

    Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from the Company on the Subordinated Debentures. The payment of distributions out of moneys held by the Trust is guaranteed by the Company to the extent set forth under "Description of the Guarantee."

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Property Trustee who will hold amounts received in respect of the

Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, as long as the Preferred Securities remain in book-entry only form, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company." In the event that the Preferred Securities cease to be in book-entry only form, the relevant record dates for the Preferred Securities shall conform to the rules of any securities exchange on which the Preferred Securities are listed and, if none, shall be selected by the Regular Trustees, which dates shall be at least 15 Business Days but less than 60 Business Days before the relevant payment dates, which payment dates correspond to the interest payment dates on the Subordinated Debentures, and distributions will be payable at the corporate trust office of the Property Trustee. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" means any day other than a day on which banking institutions in New York, New York are authorized or required by law to close.

REDEMPTIONS

    MANDATORY REDEMPTION. Upon the repayment of the Subordinated Debentures at Stated Maturity or upon redemption thereof, in whole or in part (as described below and under "Description of the Subordinated Debentures--Optional Redemption"), the proceeds from such repayment or redemption will simultaneously be applied to redeem Preferred Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so repaid or redeemed at the Redemption Price; provided that, holders of Preferred Securities are given not less than 30 nor more than 60 days' notice of such redemption. In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, so long as the Preferred Securities remain in book-entry only form, the Preferred Securities will be redeemed PRO RATA as described under "--Book-Entry Only Issuance--The Depository Trust Company."

    OPTIONAL REDEMPTION OF SUBORDINATED DEBENTURES. The Company will have the right to redeem the Subordinated Debentures, in whole or in part, from time to time, on or after October 6, 2003, at the Debenture Redemption Price and thereby cause a mandatory redemption of Preferred Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed at the Redemption Price. See "Description of the Subordinated Debentures--Optional Redemption."

    SPECIAL EVENT REDEMPTION OF SUBORDINATED DEBENTURES. Upon the occurrence and continuation of a Special Event, the Company shall have the right, at any time, to redeem the Subordinated Debentures, in whole and not in part, at the Debenture Redemption Price and thereby cause a mandatory redemption of the Preferred Securities, in whole and not in part, at the Redemption Price within 90 days following the occurrence of such Special Event.

    If a Special Event occurs and the Company does not elect to redeem the Subordinated Debentures or to dissolve the Trust, the Preferred Securities will remain outstanding and, if such Special Event is a Tax Event (as defined below), Additional Interest (as described under "Description of the Subordinated Debentures--Certain Covenants") will be payable on the Subordinated Debentures. See "--Liquidation Distribution Upon Dissolution" and "Description of the Subordinated Debentures--Distribution of the Subordinated Debentures."

    "Special Event" means the occurrence of an Investment Company Act Event or a Tax Event.

    "Investment Company Act Event" means receipt by the Trust or the Company of an opinion of a nationally recognized independent counsel experienced in such matters to the effect that, as a result of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority after the date of this Prospectus, there is more than an insubstantial risk that the Trust is or will be considered an investment company under the Investment Company Act of 1940 (the "1940 Act").

    "Tax Event" means receipt by the Trust or the Company of an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (ii) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of this Prospectus), (iii) any interpretation or pronouncement by any such body, court, agency or authority that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (iv) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated or effective, or which interpretation or pronouncement is issued or announced, or which action is taken, in each case on or after the date of this Prospectus, there is more than an insubstantial risk that (a) the Trust is, or within 90 days of the date thereof will be, subject to United States federal income tax with respect to income accrued or received on the Subordinated Debentures, (b) interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible by the Company for United States federal income tax purposes or (c) the Trust is, or within 90 days of the date thereof will be, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.

    It has been reported that the Internal Revenue Service (the "IRS") has challenged the deductibility, for United States federal income tax purposes, of interest payments on an instrument similar in some respects to the Subordinated Debentures, held by an entity similar in some respects to the Trust. The Company and the Trust do not believe that this challenge will affect the Company's ability to deduct interest payments on the Subordinated Debentures. However, prospective investors should be aware that further developments favoring the IRS's challenge, or other unrelated developments, could give rise to a Tax Event. See "Certain Federal Income Tax Consequences."

REDEMPTION PROCEDURES

    The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accumulated and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), (i) while the Preferred Securities are in book-entry only form, by 12:00 noon, New York City time, on the redemption date, provided the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or Stated Maturity of the Subordinated Debentures, then the Property Trustee will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities or (ii) if the Preferred Securities are no longer in book-entry only form, provided the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or Stated Maturity of the Subordinated Debentures, then the Property Trustee will pay the relevant Redemption Price to the holders of such Preferred Securities by check mailed to the address of the relevant holder appearing on the books and records of the Trust on the redemption date upon surrender of their certificates evidencing such Preferred Securities. If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, or on the redemption date, as applicable, distributions will cease to accumulate and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of the Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. In the event that payment of the Redemption Price in respect of the Preferred Securities is improperly withheld or refused and not paid either by the Trust, or by the Company pursuant to the Guarantee, distributions on such Preferred Securities will continue to accumulate at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

    In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed PRO RATA as described below under "--Book-Entry Only Issuance-- The Depository Trust Company."

    Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any Liquidation, the holders of the Preferred Securities on the date of such Liquidation will be entitled to receive out of the assets of the Trust available for distribution to holders of the Preferred Securities, after satisfaction of liabilities to creditors of the Trust, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accumulated and unpaid distributions thereon (including interest thereon) to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of such Preferred Securities shall be distributed on a PRO RATA basis to the holders of the Preferred Securities in exchange for such Preferred Securities.

    If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities must be paid on a PRO RATA basis. The holders of the Common Securities will be entitled to receive distributions upon any such Liquidation PRO RATA with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

    Pursuant to the Declaration, the Trust will terminate the earlier of (i) December 31, 2053, the expiration of the term of the Trust, (ii) the filing of a bankruptcy petition arising under federal or state laws by, or the insolvency of, the Company or the holder of the Common Securities, (iii) the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or the Company, the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of the holder of the Common Securities or the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or the Trust, (v) the redemption of all the Trust Securities in accordance with the terms of the Trust Securities and (vi) the delivery of written direction to the Property Trustee by the Company at any time (which direction is wholly optional and within the discretion of the Company) to dissolve the Trust and distribute the Subordinated Debentures to the holders of the Trust Securities.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"), provided that, pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

    If the Property Trustee fails to enforce its rights under the Declaration or the Subordinated Debentures, such holder may institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Declaration or the Subordinated Debentures without first instituting any legal proceeding against the Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay the interest on or principal of the Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may institute a Direct Action for enforcement of payment to such holder of the principal of or interest on the Subordinated Debentures having an aggregate principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due dates specified in the Subordinated Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures.

    Upon the occurrence of a Declaration Event of Default, the Property Trustee as the sole holder of the Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Subordinated Debentures to be immediately due and payable. The Company and the Trust are each required to file annually with the Property Trustee an officer's certificate as to their compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

    Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Guarantee," and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

    Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including (i) the right to direct the Property Trustee, as registered holder of the Subordinated Debentures, to exercise the remedies available under the Indenture with respect to the Subordinated Debentures, (ii) waiving any past Indenture Event of Default that is waivable under the Indenture, or (iii) exercising any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable; PROVIDED, HOWEVER, that, where a consent or action under the Indenture would require the consent or act of all of the holders of the Subordinated Debentures, all of the holders of the Preferred Securities may direct the Property Trustee to give such consent or take such action. If the Property Trustee fails to enforce its rights under the

Declaration or the Subordinated Debentures, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Declaration or the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay the interest on or principal of the Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may institute a Direct Action for enforcement of payment to such holder of the principal of or interest on the Subordinated Debentures having an aggregate principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due dates specified in the Subordinated Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in connection with such Direct Action. The Property Trustee must notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Subordinated Debentures. Such notice will state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee will not take any of the actions described in clauses (i),
(ii) or (iii) above unless the Property Trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

    In the event the consent of the Property Trustee, as the holder of the Subordinated Debentures, is required under the Indenture with respect to any amendment, modification, waiver or termination of the Indenture, the Subordinated Debentures, the Preferred Securities Guarantee or the Common Securities Guarantee, the Property Trustee will request the direction of the holders of the Trust Securities with respect to such amendment, modification, waiver or termination and will vote with respect to such amendment, modification, waiver or termination as directed by a majority in aggregate liquidation amount of the Trust Securities voting together as a single class; PROVIDED, HOWEVER, that where a consent under the Indenture would require the consent of all of the holders of the Subordinated Debentures, the Property Trustee may only give such consent at the direction of the holders of all of the Trust Securities. The Property Trustee will be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust.

    A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Preferred Securities may be given by the Property Trustee at the direction of the holders of the Preferred Securities at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought, and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Debentures in accordance with the Declaration and the terms of the Trust Securities.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company" below.

    Holders of the Preferred Securities will have no rights to appoint, remove or replace, or to increase or decrease the number of, the Regular Trustees, which voting rights are vested exclusively in the Company as the holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

    The Declaration may be modified and amended if approved by a majority of the Regular Trustees (and in certain circumstances the Property Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) a Liquidation other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of at least 66 2/3% in aggregate liquidation amount of the Trust Securities affected thereby; provided that a reduction of the aggregate liquidation amount or the distribution rate, a change in the payment dates or maturities of the Preferred Securities or a reduction in the percentage in aggregate liquidation amount of outstanding Preferred Securities, the consent of the holders of which is required for an amendment to the Declaration, shall not be permitted without the consent of each holder of the Preferred Securities. In the event any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of 66 2/3% in aggregate liquidation amount of such class of Trust Securities.

    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided that, (i) such successor entity either (a) expressly assumes all of the obligations of the Trust under the Trust Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Preferred Securities with respect to distributions and payments upon liquidation, redemption and maturity, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties of the Property Trustee as the holder of the Subordinated Debentures, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that, (a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or such successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

    There are no provisions that afford the holders of the Preferred Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company. There are also no provisions that require the repurchase of the Preferred Securities upon a change in control of the Company.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The Depositary will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One fully-registered global Preferred Securities certificate, representing the total aggregate number of Preferred Securities, will be issued and deposited with the Depositary or its custodian.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depository system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

    Purchases of Preferred Securities within the depository system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on the Depositary's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Preferred Securities with the Depositary or its custodian and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Preferred Securities. The Depositary's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    So long as the Depositary, or its nominee, is the registered owner or holder of a global certificate, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented thereby for all purposes under the Declaration and the Preferred Securities. No beneficial owner of an interest in a global certificate representing the Preferred Securities will be able to transfer that interest except in accordance with the Depositary's applicable procedures, in addition to those provided for under the Declaration.

    The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Preferred Securities (including the presentation of Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose account the beneficial interests in the global certificate representing the Preferred Securities are credited and only in respect of such portion of the aggregate liquidation amount of Preferred Securities as to which such Participant or Participants has or have been given such direction. If there is a Declaration Event of Default and a majority in aggregate liquidation amount of the Preferred Securities so determine, however, the Depositary will exchange the global certificate representing the Preferred Securities for certificated Preferred Securities, which it will distribute to its Participants.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

    Redemption notices will be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, the Depositary will reduce the amount of the interest of each Direct Participant in such Preferred Securities PRO RATA in accordance with its procedures.

    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, the Depositary would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and the Trust believe that the arrangements among the Depositary, Direct and Indirect Participants and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

    Distribution payments on the Preferred Securities will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participants and not of the Depositary, the Trust or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to the Depositary is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner in a global certificate representing the Preferred Securities will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary to exercise any rights under the Preferred Securities.

    The Depositary may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depository is not obtained, definitive Preferred Securities certificates are required to be printed and delivered. The Regular Trustees (after consultation with the Company) may decide to discontinue use of the system of book-entry transfers through the Depositary (or any successor depository) with respect to the Preferred Securities. If a Declaration Event of Default has occurred, the holders of a majority in aggregate liquidation amount of the Preferred Securities may also determine to discontinue use of the system of book-entry transfers through the Depositary with respect to the Preferred Securities. In any such event, definitive certificates for the Preferred Securities will be printed and delivered.

    The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company and the Trust believe to be reliable but neither the Company nor the Trust takes responsibility for the accuracy thereof. Neither the Company, the Trust nor any Trustee will have any responsibility for the performance by the Depositary or its Direct Participants or Indirect Participants under the rules and procedures governing the Depositary.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

PAYING AGENT

    The Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with such indemnity as the Regular Trustees may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

    Neither the Regular Trustees nor the Trust shall be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

    The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be (i) required to register as an "investment company" under the 1940 Act or (ii) characterized as other than a grantor trust for United States federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust, the Declaration or the charter of the Company, that each of the Company and the Regular Trustees determines in its discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

    Holders of the Preferred Securities have no preemptive rights.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

    Set forth below is a summary of the specific terms of the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities and the Indenture pursuant to which the Subordinated Debentures will be issued. The Indenture will be qualified as an indenture under the Trust Indenture Act. IBJ Schroder will act as Indenture Trustee. The terms of the Indenture will be those set forth in the Indenture and those made part of the Indenture by the Trust Indenture Act. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part and the Trust Indenture Act.

GENERAL

    The Subordinated Debentures will be issued as unsecured indebtedness of the Company under the Indenture. The Subordinated Debentures will be limited in aggregate principal amount to approximately $72.2 million, such amount being the sum of the aggregate stated liquidation amount of the Trust Securities.

    The Subordinated Debentures are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest and Additional Interest, if any, on September 30, 2038, subject to the one-time election of the Company to extend the scheduled maturity date of the Subordinated Debentures to a date not later than September 30, 2047, which election is subject to the Company's satisfying certain financial conditions. See "--Option to Extend Maturity Date." Any reference herein to interest on the Subordinated Debentures shall be deemed to include any Additional Interest or Compound Interest.

    If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, such Subordinated Debentures will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "--Book-Entry and Settlement" and "--The Depositary." In the event that Subordinated Debentures are issued in certificated form, such

Subordinated Debentures will be issued in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debentures issued as a Global Security will be made to the Depositary, a successor depository or, in the event that no depository is used, to a paying agent for the Subordinated Debentures. In the event Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee; provided that, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. Notwithstanding the foregoing, (i) so long as the holder of the Subordinated Debentures is the Property Trustee, the payment of principal of and interest on the Subordinated Debentures held by the Property Trustee will be made in immediately available funds at such place and to such account as may be designated by the Property Trustee and (ii) so long as the Subordinated Debentures are represented by a Global Security, the payment of principal of and interest on the Subordinated Debentures will be made in immediately available funds to the Depositary.

INTEREST

    The Subordinated Debentures will bear interest at the rate of 7 3/4% per annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing December 31, 1998, to the person in whose name the Subordinated Debentures are registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debentures cease to be in book-entry only form or are not held by the Property Trustee, the Company has the right to select record dates, which must be at least one Business Day prior to the Interest Payment Date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as no Indenture Event of Default has occurred and is continuing, the Company has the right under the Indenture at any time, and from time to time, during the term of the Subordinated Debentures to defer payments of interest by extending the interest payment period on the Subordinated Debentures for a period not exceeding 20 consecutive quarters and not beyond the Stated Maturity of the Subordinated Debentures, at the end of which Extension Period, the Company must pay all interest then accrued and unpaid together with interest thereon compounded quarterly at the rate specified for the Subordinated Debentures to the extent permitted by applicable law ("Compound Interest"); provided that, during any such Extension Period, the Company shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem, or make any sinking fund payment with respect to, any indebtedness of the Company (including other junior subordinated debt securities) that ranks PARI PASSU with or junior in right of payment to the Subordinated Debentures or make any guarantee payments with respect to the foregoing (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's Stock Purchase Rights Plan, or any successor to such Stock Purchase Rights Plan, and the declaration of a dividend of such rights or the issuance of preferred stock under such plans in the future,

(c) payments under the Guarantee, (d) purchases of common stock related to the issuance of common stock under the Company's Stock Purchase and Dividend Reinvestment Plan and any of the Company's benefit plans for its directors, officers or employees and (e) purchases of common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by the Company or any of its subsidiaries).

    Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period; PROVIDED, HOWEVER, that such Extension Period, including all such previous and further extensions within such Extension Period, may not exceed 20 consecutive quarters or the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms described in this section. As a result, there could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. No interest during an Extension Period, except at the end thereof, is due and payable. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. Moreover, because of the consequences of exercising such right, including a prohibition on the payment of dividends with respect to the Company's capital stock, the Company believes that the likelihood of such exercise is remote.

    If the Property Trustee is the sole holder of the Subordinated Debentures, the Company is required to give the Regular Trustees and the Property Trustee written notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the next date distributions on the Preferred Securities are payable and (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distributions are payable, but in any event at least one Business Day prior to such record date. The Regular Trustees must give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee is not the sole holder of the Subordinated Debentures, the Company must give the holders of the Subordinated Debentures written notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next Interest Payment Date and (ii) the date on which the Company is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Subordinated Debentures of the record or such Interest Payment Date.

OPTION TO EXTEND MATURITY DATE

    The maturity date of the Subordinated Debentures is September 30, 2038 which date may be extended once to a date not later than September 30, 2047 by the Company if (i) the Company is not in bankruptcy or otherwise insolvent, (ii) an Indenture Event of Default has not occurred and is continuing, (iii) the Company has made timely payments on the Subordinated Debentures for the immediately preceding 18 months without deferrals of interest, (iv) the Trust is not in arrears on payments of distributions on the Preferred Securities, (v) the Subordinated Debentures are rated not less than BBB- by Standard & Poor's Ratings Services or Fitch IBCA, Inc. or the equivalent by any other nationally recognized statistical rating organization, and (vi) the final maturity of the Subordinated Debentures is not later than the 49th anniversary of the issuance of the Preferred Securities. Pursuant to the Declaration, the Regular Trustees are required to give notice of the Company's election to extend the maturity date to the holders of the Preferred Securities.

OPTIONAL REDEMPTION

    The Company shall have the right to redeem the Subordinated Debentures, in whole or in part, from time to time, on or after October 6, 2003, or at any time in whole upon the occurrence of a Special Event as described under "Description of the Preferred Securities--Redemptions--Special Event Redemption of the Subordinated Debentures," upon not less than 30 nor more than 60 days' notice, at the Debenture

Redemption Price. The proceeds of any such redemption will be used by the Trust to redeem the Preferred Securities in accordance with their terms.

DISTRIBUTION OF THE SUBORDINATED DEBENTURES

    The Company will have the right at any time to dissolve the Trust and, in such event, cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust, if any, as provided by applicable law. If the Subordinated Debentures are distributed to the holders of the Preferred Securities in liquidation of the Trust, the Company will use its best efforts to cause the Subordinated Debentures to be listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

    After the date for any distribution of Subordinated Debentures upon a Liquidation, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary or its nominee, as the record holder of the Preferred Securities, will receive a Global Certificate representing the Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of such Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance. See "--Book-Entry and Settlement."

    The Company cannot predict the market prices for the Subordinated Debentures that may be distributed in exchange for the Preferred Securities if a Liquidation were to occur. The Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that an investor may receive if a Liquidation were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

    Under current United States federal income tax law, a distribution of Subordinated Debentures upon a Liquidation would not be a taxable event to holders of the Preferred Securities. If, however, a Liquidation occurred and it was determined that the Trust was subject to United States federal income tax with respect to amounts received or accrued on the Subordinated Debentures at the time of such Liquidation, then the distribution of the Subordinated Debentures would be a taxable event to holders of Preferred Securities. Under current United States federal income tax law, the redemption of the Subordinated Debentures upon the occurrence of a Special Event or a Liquidation in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Distribution of Subordinated Debentures or Cash On Liquidation of the Trust."

RANKING

    The obligations of the Company under the Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness and rank PARI PASSU with (i) all notes, debentures and other evidences of indebtedness of the Company that shall contain or have applicable thereto subordination provisions substantially identical in effect to the subordination provisions set forth in the Indenture applicable to the Subordinated Debentures providing for such indebtedness being junior and subordinate in right of payment to all Senior Indebtedness and (ii) obligations to, or rights of, the Company's other general unsecured creditors. As of June 30, 1998, the Company had approximately $1,023 million aggregate principal amount of Senior Indebtedness outstanding (including approximately $427 million aggregate principal amount of secured indebtedness outstanding under the Mortgage Indenture) and approximately $613 million of obligations that rank PARI PASSU with the Subordinated Debentures (including approximately $119 million aggregate principal amount of junior subordinated debt securities, accounts payable, accrued liabilities, including taxes, interest and deposits, and deferred credits and other liabilities, all arising in the ordinary course of business, and excluding commitments or contingencies in respect of existing or future obligations for, among other things, construction expenditures, fuel and purchased power obligations and operating lease obligations).

SUBORDINATION

    The Indenture provides that the Subordinated Debentures are subordinated and junior in right of payment to all present and future Senior Indebtedness of the Company. No payment of principal of (including redemption payments) or interest on the Subordinated Debentures may be made (i) if any Senior Indebtedness of the Company is not paid when due, and such default has not been cured or waived or ceased to exist, or (ii) if the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of the Company must be paid in full before the holders of Subordinated Debentures are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

    The term "Senior Indebtedness" means, with respect to the Company, principal of and premium and interest, if any, on Debt of the Company, except for (i) any Debt that is by its terms subordinated to or PARI PASSU with the Subordinated Debentures, (ii) any Debt (including all other debt securities and guarantees in respect of those debt securities) initially issued to any trust, or a trustee of such trust, partnership, or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle of the Company in connection with the issuance by such entity of preferred securities or other similar securities that contain or have applicable thereto subordination provisions substantially identical in effect to the subordination provisions set forth in the Indenture applicable to the Subordinated Debentures providing for such indebtedness being junior and subordinate in right of payment to all Senior Indebtedness, (iii) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company, (iv) any Debt of the Company to any of its subsidiaries, (v) Debt to any employee of the Company, (vi) any liability for taxes and (vii) Debt or monetary obligations to trade creditors created or assumed by the Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services. "Debt" means with respect to the Company whether recourse is to all or a portion of the assets of the Company and whether or not contingent, (i) every obligation of the Company for money borrowed, (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company, (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital lease obligation of the Company and (vi) every obligation of the type referred to in clauses (i) through (v) of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

    The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of June 30, 1998, Senior Indebtedness of the Company aggregated approximately $1,023 million (including approximately $427 million aggregate principal amount of indebtedness outstanding under the Company's Indenture of Mortgage and Deed of Trust dated October 1, 1953 entered into with Bankers Trust Company, as amended and supplemented from time to time (the "Mortgage Indenture")). The Subordinated Debentures also will be effectively subordinated to all obligations of any subsidiaries of the Company.

CERTAIN COVENANTS

    If (i) there has occurred any event that would constitute an Indenture Event of Default or (ii) the Company is in default with respect to its payment of any obligations under the Guarantee or the Preferred Securities, then the Company shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem, or make any sinking fund payment with respect to, any indebtedness of the Company (including other junior subordinated debt securities) that ranks PARI PASSU with or junior in right of payment to the Subordinated Debentures or make any guarantee payments with respect to the foregoing (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's Stock Purchase Rights Plan, or any successor to such Stock Purchase Rights Plan, and the declaration of a dividend of such rights or the issuance of preferred stock under such plans in the future, (c) payments under the Guarantee, (d) purchases of common stock related to the issuance of common stock under the Company's Stock Purchase and Dividend Reinvestment Plan and any of the Company's benefit plans for its directors, officers or employees and (e) purchases of common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by the Company or any of its subsidiaries).

    For so long as the Trust Securities remain outstanding, the Company will covenant (i) to maintain 100% record or beneficial ownership of the Common Securities; PROVIDED, HOWEVER, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities,
(ii) to not cause, as Sponsor, or permit, as holder of the Common Securities, the dissolution or winding-up of the Trust, except in connection with a distribution of the Subordinated Debentures held by the Trust as provided in the Declaration and (iii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

    If at any time the Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in such case, the Company will pay as additional interest on the Subordinated Debentures ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company, without the consent of any holders of the Subordinated Debentures, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any person, and any other person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided (i) that the person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the properties and assets of the Company substantially as an entirety is a person organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Subordinated Debentures and under the Indenture, (ii) that after giving effect to such transaction no Indenture Event of Default, and no event which, after notice or lapse of time or both, would become an Indenture Event of Default, shall have happened and be continuing, and (iii) that certain other conditions are met.

    There are no provisions in the Subordinated Debentures or the Indenture that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness by the Company or that may afford holders protection in the event of a highly leveraged transaction or leveraged buyout involving the Company.

INDENTURE EVENTS OF DEFAULT

    The following are Indenture Events of Default: (i) failure to pay principal of the Subordinated Debentures when due and payable; PROVIDED, HOWEVER, that a valid extension of the maturity of the Subordinated Debentures shall not constitute a default in the payment of principal for this purpose; (ii) failure to pay any interest on any Subordinated Debenture when due and payable, continued for 10 days; PROVIDED, HOWEVER, that a valid extension of the interest payment period by the Company for the Subordinated Debentures shall not constitute a default in the payment of interest for this purpose; (iii) failure to perform any other covenant of the Company in the Indenture, continued for 60 days after written notice by the Indenture Trustee or holders of at least 25% in aggregate principal amount of the Subordinated Debentures as provided in the Indenture; (iv) certain events of bankruptcy, insolvency or reorganization of the Company; or (v) a Liquidation, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration.

    If an Indenture Event of Default with respect to the Subordinated Debentures shall occur and be continuing, either the Indenture Trustee or the holders of at least 25% in aggregate principal amount of the Subordinated Debentures by notice as provided in the Indenture may declare the principal amount of the Subordinated Debentures to be due and payable immediately. At any time after a declaration of acceleration with respect to the Subordinated Debentures has been made, however, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of the Subordinated Debentures may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "--Modification and Waiver."

    The Indenture provides that, subject to the duty of the Indenture Trustee during an Indenture Event of Default to act with the required standard of care, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Indenture Trustee reasonable security or indemnity. Subject to certain provisions in the Indenture, the holders of a majority in aggregate principal amount of the Subordinated Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Subordinated Debentures. No such limitations shall apply, however, to a suit instituted by a holder of a Subordinated Debenture for the enforcement of the payment of the principal of and interest on such Subordinated Debenture on or after the applicable due dates specified in such Subordinated Debenture.

    The Company will be required to furnish to the Indenture Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

    An Indenture Event of Default also constitutes a Declaration Event of Default. If any Indenture Event of Default occurs and is continuing, the Property Trustee, as the holder of the Subordinated Debentures, will have the right to declare the principal of and the interest on the Subordinated Debentures and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debentures. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debentures. The Company has acknowledged in the Indenture that if the Property Trustee fails to enforce its rights under the Subordinated Debentures, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the

Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity, and that notwithstanding the foregoing, if an Indenture Event of Default has occurred and is continuing and is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Preferred Securities may then institute a Direct Action for payment on or after the respective due dates specified in the Subordinated Debentures. See "Description of the Preferred Securities--Declaration Events of Default" and "--Voting Rights."

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Indenture Trustee with the consent of the holders of a majority in aggregate principal amount of the Subordinated Debentures, PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each Subordinated Debenture (i) change the Stated Maturity of the Subordinated Debentures; (ii) reduce the principal amount of or the rate of interest on the Subordinated Debentures; (iii) impair the right to institute suit for the enforcement of any payment on or with respect to the Subordinated Debentures on or after the Stated Maturity or redemption date thereof; or (iv) reduce the percentage in principal amount of outstanding Subordinated Debentures, the consent of the holders of which is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. In addition, the Company and the Trustee may execute, without the consent of the holders of the Subordinated Debentures, one or more supplemental indentures in order to (i) evidence the succession of another company or person to the obligations of the Company under the Indenture and the assumption by any such successor of the covenants of the Company contained in the Indenture, (ii) add to the covenants of the Company or surrender any right or power conferred upon the Company in the Indenture, (iii) add any additional Indenture Events of Default, (iv) provide for the appointment of a successor trustee and add to or change any of the provisions of the Indenture to provide for or facilitate the administration of the trusts of the Indenture by the Indenture Trustee, or (v) cure any ambiguity in or correct or supplement any provision of the Indenture which may be inconsistent with any other provision therein, or make any other provisions with respect to matters or questions arising thereunder, provided that the actions described in this clause
(v) shall not adversely affect the interests of holders of the Subordinated Debentures (except for holders consenting to such changes).

    The holders of a majority in aggregate principal amount of the outstanding Subordinated Debentures may, on behalf of the holders of the Subordinated Debentures, waive compliance by the Company with certain covenants of the Indenture. The holders of a majority in aggregate principal amount of the outstanding Subordinated Debentures may, on behalf of the holders of all Subordinated Debentures, waive any past default under the Indenture, except a default in the payment of the principal of or interest on the Subordinated Debentures or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holders of the outstanding Subordinated Debentures affected.

DEFEASANCE AND DISCHARGE

    Under the terms of the Indenture, the Company will be deemed to be discharged from its obligations with respect to the Subordinated Debentures (except in each case for certain obligations with respect to provisions for payment of the Subordinated Debentures and obligations to register the transfer or exchange of the Subordinated Debentures, replace stolen, lost or mutilated Subordinated Debentures, maintain certain agencies and hold moneys for payments in trust) if, among other conditions, the Company (i) deposits with the Indenture Trustee, in trust, moneys or Governmental Obligations, in an amount sufficient to pay all the principal of and interest on the Subordinated Debentures on the dates such payment are due in accordance with the terms of the Subordinated Debentures and (ii) delivers to the Indenture Trustee an opinion of counsel to the effect that, based upon the Company's receipt from, or the publication by, the Internal Revenue Service of a ruling, or based upon a change in law, the holders of the Subordinated Debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance or discharge had not occurred.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of Preferred Securities in connection with a Liquidation, the Subordinated Debentures will be issued in the form of one global security registered in the name of the Depositary or its nominee (each, a "Global Security"). Except under the limited circumstances described below, Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debentures in definitive form. See "--Discontinuance of the Depositary's Services." The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor depository or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debentures in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debentures is exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary, or, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

    If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, the Depositary will act as securities depositary for the Subordinated Debentures. For a description of the Depositary and the specific terms of the depositary arrangements, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus, the description of the Depositary's book-entry system and the Depositary's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more global securities held by the Depositary. The Company may appoint a successor to the Depositary or any successor depository in the event the Depositary or such successor depository is unable or unwilling to continue as a depository for the Global Security.

    None of the Company, the Trust, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

    A Global Security is exchangeable for Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depository for such Global Security and no successor depository shall have been appointed, (ii) the Depositary at any time ceases to be a clearing agency registered under the Exchange Act, at which time the Depositary is required to be so registered to act as such depository and no successor depository shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global Security is so exchangeable or (iv) there shall have occurred an Indenture Event of Default with respect to such Subordinated Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence is exchangeable for Subordinated Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

MISCELLANEOUS

    The Indenture provides that the Company will pay all debts and obligations of the Trust (other than with respect to the Trust Securities), including all fees and expenses related to (i) the offering of the Trust Securities and the Subordinated Debentures, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Regular Trustees and (iv) the enforcement by the Property Trustee of the rights of the holders of the Preferred Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by the Company.

GOVERNING LAW

    The Indenture and the Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE INDENTURE TRUSTEE

    The Indenture contains certain limitations on the right of the Indenture Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Indenture Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Subordinated Debentures, it must eliminate such conflict or resign.

                          DESCRIPTION OF THE GUARANTEE

    Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. IBJ Schroder will act as Guarantee Trustee. The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part and the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

    Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments with respect to the Preferred Securities (the "Guarantee Payments"), to the extent not paid or made by the Trust, will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities to the extent the Trust shall have funds available therefor, (ii) the Redemption Price to the extent the Trust shall have funds available therefor with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a Liquidation (other than in connection with the distribution of the Subordinated Debentures to the holders of the Preferred Securities or the redemption of all the Preferred Securities upon the redemption or Stated Maturity of the Subordinated Debentures) the lesser of (a) the Liquidation Distribution to the extent the Trust shall have funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

    The Guarantee will be a full and unconditional guarantee on a subordinated basis with respect to the Preferred Securities from the time of issuance, but will not apply to any payment of distributions, except to the extent the Trust shall have funds available therefor as a result of payments of interest on or principal of the Subordinated Debentures by the Company. If the Company does not make interest payments on the Subordinated Debentures purchased by the Trust, the Trust will not pay distributions on the Preferred Securities and will not have funds available therefor.

    The Company has also agreed to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that, upon an Indenture Event of Default, holders of Preferred Securities under the Guarantee will have priority over holders of Common Securities under the Common Securities Guarantee to receive Guarantee Payments.

STATUS OF THE GUARANTEE

    The Company's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of the Company and rank PARI PASSU with the most senior preferred stock issued, from time to time, if any, by the Company. The Guarantee will constitute a guarantee of payment and not of collection (i.e. the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). There are no terms in the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Guarantee.

CERTAIN COVENANTS OF THE COMPANY

    In the Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the Guarantee or a Declaration Event of Default, then the Company shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem, or make any sinking fund payment with respect to, any indebtedness of the Company (including other junior subordinated debt securities) that ranks PARI PASSU with or junior in right of payment to the Subordinated Debentures or make any guarantee payments with respect to the foregoing (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's Stock Purchase Rights Plan, or any successor to such Stock Purchase Rights Plan, and the declaration of a dividend of such rights or the issuance of preferred stock under such plans in the future, (c) payments under the Guarantee, (d) purchases of common stock related to the issuance of common stock under the Company's Stock Purchase and Dividend Reinvestment Plan and any of the Company's benefit plans for its directors, officers or employees and (e) purchases of common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by the Company or any of its subsidiaries).

MODIFICATIONS OF THE GUARANTEE; ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3 in aggregate liquidation amount of the Preferred Securities then outstanding. See "Description of the Preferred Securities--Voting Rights." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Company to make any of the payments required by the Guarantee or to perform its other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

    The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance. The Company is also required to file annually with the Guarantee Trustee an officer's certificate as to the Company's compliance with all conditions under the Guarantee.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

    The Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

                        EFFECT OF OBLIGATIONS UNDER THE
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

    As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust and to invest the proceeds from such issuance and sale in the Subordinated Debentures.

    As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities, (ii) the interest rate and the interest and other payment dates on the Subordinated Debentures will match the distribution rate and the distribution and other payment dates for the Preferred Securities, (iii) the Company is required to pay all, and the Trust is not obligated to pay, directly or indirectly, any, costs and expenses of the Trust, and (iv) the Declaration provides that the Regular Trustees will not cause or permit the Trust to, among other things, engage in any activity that is not inconsistent with the purposes of the Trust.

    Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." If the Company does not make interest payments on the Subordinated Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a full and unconditional guarantee on a subordinated basis from the time of its issuance but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

    If the Company fails to make interest or other payments on the Subordinated Debentures when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities-- Book-Entry Only Issuance--The Depository Trust Company" and "--Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Declaration or the Subordinated Debentures, a holder of Preferred Securities may institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Declaration or the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may institute a Direct Action for enforcement of payment to such holder of the principal of or interest on the Subordinated Debentures having an aggregate principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due dates specified in the Subordinated Debentures.

    The Company, under the Guarantee, acknowledges that the Guarantee Trustee will enforce the Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. In any event, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

    The Guarantee, when taken together with the Company's obligations under the Subordinated Debentures, the Indenture and the Declaration, including its covenant in the Indenture to pay costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the Preferred Securities.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary addresses only Preferred Securities held as capital assets by United States Holders (as defined below) that purchase Preferred Securities on their original issuance at their original offering price, and does not address all the tax consequences that may be relevant to holders subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, persons whose "functional currency" is other than the United States dollar, persons who hold Preferred Securities as part of a hedging or conversion transaction or a straddle or persons who "mark to market" their securities.

    As used herein, "United States Holder" means a holder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source or (iv) a trust the administration of which is subject to the primary supervision of a United States court and for which one or more United States persons have the authority to control all substantial decisions.

    The statements of law or legal conclusions set forth in this summary constitute the opinion of Winthrop, Stimson, Putnam & Roberts, special tax counsel to the Company and the Trust. This summary is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

    PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES, AS WELL AS THE CONSEQUENCES OF ANY OTHER UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF THE TRUST

    Under current law and assuming compliance with the terms of the Declaration and certain other documents, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of Preferred Securities will be treated as owning an undivided beneficial interest in the Subordinated Debentures. Accordingly, each United States Holder will be required to include in gross income its PRO RATA portion of interest or OID, if any, accrued with respect to the Subordinated Debentures whether or not the cash is actually distributed to the holders. See "--Payments of Interest" and "--Original Issue Discount." No amount included in income with respect to the Preferred Securities will be eligible for the dividends received deduction for domestic corporate holders.

PAYMENTS OF INTEREST

    Except as set forth below, stated interest on the Subordinated Debentures will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

    Under the Indenture, the Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures at any time for up to 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. The Company has no present intention of exercising such right. Moreover, because of the consequences of exercising such right, including a prohibition on the payment of dividends with respect to the Company's capital stock, the Company believes that the likelihood of such exercise is remote. Consequently, under United States Treasury regulations that define OID, the Company believes, and intends to take the position, that the Subordinated Debentures will not be issued with OID. It should be noted that those regulations have not been addressed in any rulings or other interpretations by the IRS. Accordingly, no assurances can be given that the IRS will not take a contrary position or that a court will not sustain that position.

    Should the Company exercise its right to defer payments of interest, as described above, the Subordinated Debentures would at that time be treated as reissued with OID. As a result, a United States Holder would, in effect, be required to accrue interest income even if such United States Holder used the cash method of accounting for United States federal income tax purposes. Consequently, in the event that the payment of interest were deferred, a United States Holder would be required to include OID in income on an economic accrual basis notwithstanding that the Company would not make interest payments on the Subordinated Debentures, and the Trust would not make distributions on the Preferred Securities, during such period.

DISTRIBUTION OF SUBORDINATED DEBENTURES OR CASH ON LIQUIDATION OF THE TRUST

    Under certain circumstances, as described under "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution" and "Description of the Subordinated Debentures--Distribution of the Subordinated Debentures," Subordinated Debentures may be distributed to holders in exchange for Preferred Securities upon a Liquidation. Under current United States federal income tax law, a distribution of Subordinated Debentures upon a Liquidation would not be a taxable event to the holders, and each holder would have an aggregate tax basis in the Subordinated Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Subordinated Debentures received in the Liquidation would include the period during which the Preferred Securities were held by such holder. If, however, a Liquidation occurred and it was determined that the Trust was subject to United States federal income tax with respect to amounts received or accrued on the Subordinated Debentures at the time of such Liquidation, then the distribution of the Subordinated Debentures would be a taxable event to United States Holders. In that event, gain or loss would be recognized in an amount equal to the difference between the fair market value of the Subordinated Debentures received in the Liquidation and the United States Holder's aggregate tax basis in its Preferred Securities. In such a case, the holding period of the Subordinated Debentures received in the Liquidation would not include the period during which the Preferred Securities were held.

    Under certain circumstances, as described under "Description of the Preferred Securities--Redemptions" and "Description of the Subordinated Debentures--Optional Redemption," the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current United States federal income tax law, such a redemption would be a taxable event and a United States Holder would recognize gain or loss as if it had sold such redeemed Preferred Securities for cash. See "--Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

    Gain or loss will be recognized by a United States Holder on a sale or other disposition (including a redemption for cash) of Preferred Securities in an amount equal to the difference between the amount realized (which, for this purpose, will exclude amounts attributable to accrued and unpaid interest not previously included in income as interest or OID, which will be taxable as ordinary income) and the United States Holder's adjusted tax basis in the Preferred Securities sold or redeemed. A holder's adjusted tax basis in its Preferred Securities will generally be the initial purchase price, increased by any OID included in income and decreased by subsequent payments received on the Preferred Securities. Such gain or loss will generally be long-term capital gain or loss if the Preferred Securities sold or redeemed have been held for more than one year. Long-term capital gains of individuals are eligible for reduced rates of United States federal income taxation.

    The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder who disposes of Preferred Securities between record dates for payments of distributions thereon (and consequently does not receive a distribution from the Trust for the period prior to such distribution) will nevertheless be required to include in gross income for United States federal income tax purposes such holder's ratable share of accrued but unpaid interest (or OID) on the Subordinated Debentures through the date of disposition as ordinary income. To the extent the selling price (which may not fully reflect the value of accrued but unpaid interest (or OID)) is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Interest and OID, if any, paid or accrued on the Preferred Securities held of record by United States Holders (other than corporations and other exempt holders) will be reported annually to the IRS. It is anticipated that such interest or OID will be reported to holders on Form 1099 and delivered by January 31 following each calendar year. "Backup" withholding at a rate of 31% will apply to payments made on, and proceeds from the sale of, Preferred Securities unless the United States Holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any withheld amount generally will be allowed as a credit against the United States Holder's United States federal income tax liability, provided the required information is timely filed with the IRS.

    On October 16, 1997, the United States Treasury Department issued regulations concerning the information reporting and backup withholding rules. These regulations are generally effective for payments made after December 31, 1999. In general, they do not alter significantly the substantive requirements of the rules pertaining to backup withholding and information reporting, but, rather, modify certification procedures and forms and clarify reliance standards. Prospective investors should consult their own tax advisors regarding these regulations.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement relating to the Preferred Securities dated the date hereof (the "Underwriting Agreement"), the Company and the Trust have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Bear, Stearns & Co. Inc., PaineWebber Incorporated, Prudential Securities Incorporated, EVEREN Securities, Inc. and Credit Suisse First Boston Corporation are acting as representatives (the "Representatives"), has severally agreed to purchase the respective number of Preferred Securities set forth opposite its name below.

                                                    NUMBER OF
                                                    PREFERRED
                   UNDERWRITER                      SECURITIES
--------------------------------------------------  ----------
Bear, Stearns & Co. Inc...........................     428,000
PaineWebber Incorporated..........................     428,000
Prudential Securities Incorporated................     428,000
EVEREN Securities, Inc............................     428,000
Credit Suisse First Boston Corporation............     428,000
ABN AMRO Incorporated.............................      40,000
A.G. Edwards & Sons, Inc. ........................      40,000
BancAmerica Securities, Inc.......................      40,000
BT Alex Brown Incorporated........................      40,000
CIBC Oppenheimer Corp.............................      40,000
Dain Rauscher Incorporated........................      40,000
Donaldson, Lufkin & Jenrette Securities
  Corporation.....................................      40,000
First Chicago Capital Markets, Inc. ..............      40,000
Legg Mason Wood Walker, Incorporated .............      40,000
Lehman Brothers Inc...............................      40,000
NationsBanc Montgomery Securities LLC.............      40,000
SG Cowen Securities Corporation...................      40,000
Blaylock & Partners, L.P. ........................      20,000
Craigie Incorporated..............................      20,000
Fleet Securities, Inc.............................      20,000
Muriel Siebert & Co., Inc. .......................      20,000
Olde Discount Corporation.........................      20,000
Piper Jaffray Inc. ...............................      20,000
Ramirez & Co., Inc. ..............................      20,000
Sutro & Co. Incorporated..........................      20,000
Wedbush Morgan Securities.........................      20,000
                                                    ----------
Total.............................................   2,800,000
                                                    ----------
                                                    ----------

    In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased.

    The Company and the Trust have been advised by the Representatives that the Underwriters propose to offer the Preferred Securities to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.5000 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.4000 per Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    Because the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Underwriting Agreement provides that the Company will pay as Underwriters' Compensation to the Underwriters for their arranging the investment therein of such proceeds, $0.7875 per Preferred Security (or $2,205,000 in the aggregate) for the accounts of the several Underwriters, provided that, such compensation for sales of 100,000 or more Preferred Securities to a single purchaser will be

$0.5000 per Preferred Security. Therefore, to the extent of such sales, the actual amount of such compensation will be less than the aggregate amount specified in the preceding sentence.

    During the period of 30 days from the date of this Prospectus, neither the Trust nor the Company will, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any beneficial interests in the assets of the Trust, or any preferred securities or any other securities of the Trust or the Company that are substantially similar to the Preferred Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or that represent the right to receive beneficial interests in the assets of the Trust, preferred securities or any such substantially similar securities of either the Trust or the Company (except for the Subordinated Debentures and the Preferred Securities offered hereby).

    Prior to this offering there has been no public market for the Preferred Securities. The Preferred Securities have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within the 30-day period after the initial delivery of the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots to a minimum of 400 beneficial holders. The Representatives have advised the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

    During and after the offering, the Underwriters may purchase and sell the Preferred Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Preferred Securities sold in the offering for their account may be reclaimed by the syndicate if such Preferred Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Preferred Securities that may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    The Company and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the legality of the Preferred Securities, and the formation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Company and the Trust. The legality of the Guarantee and the Subordinated Debentures will be passed upon for the Company by Best Best & Krieger LLP. The validity of the Preferred Securities, the Guarantee and the Subordinated Debentures will be passed upon for the Underwriters by Winthrop, Stimson, Putnam & Roberts. Certain matters relating to United States federal income tax considerations will be passed upon for the Company and the Trust by their special tax counsel, Winthrop, Stimson, Putnam & Roberts.

                                    EXPERTS

    The financial statements and financial statement schedule of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE TRUST SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information...................................................    5
Incorporation of Certain Information by Reference.......................    5
Summary.................................................................    7
Risk Factors............................................................   11
The Mergers.............................................................   15
The Trust...............................................................   18
Selected Financial and Operating Information............................   19
Capitalization..........................................................   21
Use of Proceeds.........................................................   22
Accounting Treatment....................................................   22
Description of the Preferred Securities.................................   22
Description of the Subordinated Debentures..............................   33
Description of the Guarantee............................................   42
Effect of Obligations under the Subordinated Debentures and the
  Guarantee.............................................................   45
Certain Federal Income Tax Consequences.................................   46
Underwriting............................................................   49
Legal Matters...........................................................   50
Experts.................................................................   50

                         2,800,000 PREFERRED SECURITIES

                                NVP CAPITAL III

                    7 3/4% TRUST ISSUED PREFERRED SECURITIES
                              (LIQUIDATION AMOUNT
                          $25 PER PREFERRED SECURITY)

         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY

                              NEVADA POWER COMPANY

                            -----------------------
                                   PROSPECTUS
                            -----------------------

                            BEAR, STEARNS & CO. INC.
                            PAINEWEBBER INCORPORATED
                             PRUDENTIAL SECURITIES
                                  INCORPORATED
                            EVEREN SECURITIES, INC.
                           CREDIT SUISSE FIRST BOSTON
                      REPRESENTATIVES OF THE UNDERWRITERS

                               SEPTEMBER 28, 1998

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